Exhibit 10.2

INVENTORY FINANCE RIDER

TO INVOICE PURCHASE AND SECURITY AGREEMENT

THIS INVENTORY FINANCE RIDER TO INVOICE PURCHASE AND SECURITY AGREEMENT (“Rider”) is made as of this 28th day of September 2022, by and between Alterna Capital Solutions LLC, a Florida limited liability company (“Purchaser”) and Stryve Foods, LLC dba Stryve Biltong, Vacadillos, Stryve Foods Company, B. Real Foods, a Texas limited liability company, Braaitime LLC, a Texas limited liability company, Biltong Acquisition Company, LLC dba Biltong USA, a Texas limited liability company, and Kalahari Snacks, LLC, a Texas limited liability company (collectively, together herein referred to as “Seller”) (collectively, Seller and Purchaser as “Parties”).

RECITALS:

WHEREAS, Seller and Purchaser have previously entered into or contemplate entering into an Invoice Purchase and Security Agreement (“Agreement”); and

WHEREAS, Seller may from time-to-time desire to obtain Advances (as such term is hereinafter defined) from Purchaser in order to finance and obtain working capital in respect to its Inventory and Purchaser is willing and may, from time-to-time hereafter, upon the terms and conditions set forth in this Rider, make Advances to or on behalf of Seller that will result in the sale of Accounts arising from the sale of Seller’s Inventory to its customers;

AGREEMENT:

NOW THEREFORE, in consideration of the terms and conditions contained herein, and of any Advances, now or hereafter made by Purchaser to or on behalf of Seller, the Parties hereto hereby agree as follows:

1. Incorporation; Definitions.

1.1 The above-stated recitals are incorporated into this Rider.

1.2 The Parties acknowledge that each of the provisions contained in the Agreement between Seller and Purchaser are hereby incorporated into the terms of this Rider. All capitalized terms not otherwise defined in this Rider shall have the same meaning as defined in the Agreement. All other capitalized terms used in this Rider but not otherwise defined herein or in the Agreement shall have the meanings given to such terms under the Uniform Commercial Code in the Chosen State. In the event of any inconsistency between the provisions of the Agreement and this Rider, the terms of this Rider shall control.

1.3 “Balance Subject to Funds Usage Daily Fee” - The unpaid amount due on all Advances minus the Reserve Account.

1.4 “Daily Fee” – N/A

1.5 “Funds Usage Daily Fee” – The fee Seller shall pay to Purchaser on a daily basis on the Balance Subject to Funds Usage Daily Fee, which shall be calculated as the Funds Usage Percentage multiplied by the Balance Subject to Funds Usage Daily Fee. The Funds Usage Percentage shall be Prime Rate plus 2.25% per annum. The Funds Usage Percentage shall increase and decrease on the same date as any change in Prime Rate.

1.6 “Inventory Advance Rate” means 37.5%; provided, however, if Purchaser receives evidence that Seller’s EBITDA for any three consecutive months is greater than or equal to the EBITDA projected for January 2023, February 2023, and March 2023 in the Plan with the first month being compared to January 2023, the second month to February 2023, and the third to March 2023, the Inventory Advance Rate shall be 75%.

1.7 “Obligations” means all outstanding and unpaid Advances (as defined in Section 2.1.1 below), all fees, costs, interest, and other amounts due to Purchaser from Seller under this Rider, and all payments, fees, costs, interest, and other amounts due to Purchaser from Seller under the Agreement.

1.8 “EBITDA” means net profit before tax plus interest expense, depreciation expense and amortization expense, subject to adjustment for non-cash items and mutually agreed one-time cash amounts.

1.9 “Event of Default” as used in this Rider means any Event of Default as defined in the Agreement and any failure of Seller to fulfill its Obligations under this Rider.

2. Advances; Fees.

2.1 Advance Amounts.

2.1.1 Advance Amounts; Maximum Inventory Facility. Provided an Event of Default does not exist, Purchaser, from time to time and during the term of this Rider, at Seller’s request, may at Purchaser’s discretion and subject to all of the terms and conditions of this Rider and the Agreement, make advances (each an “Advance” and collectively the “Advances”) to or for the benefit of Seller in an aggregate amount up to and not to exceed, as of any date of determination, the Inventory Advance Rate of the net orderly liquidation value of the Eligible Inventory; provided, however, the Advances against Eligible Inventory shall at no time exceed one hundred percent (100%) of all total Eligible Accounts multiplied by the Advance Rate (the “Maximum Inventory Facility”). Purchaser will not make any Advance under this Rider until (i) Chris Boever and Alex Hawkins deliver to Purchaser a validity guaranty in a form acceptable to Purchaser in its sole discretion, and (ii) Purchaser receives evidence that Seller’s EBITDA for any three consecutive months is greater than or equal to the EBITDA projected for September 2022,October 2022, and November 2022 in the Plan with the first month being compared to September 2022, the second to October 2022, and the third to November 2022.

2.1.2 Overadvance. If at any time and for any reason the sum of the total aggregate amount of outstanding Maximum Inventory Facility plus total aggregate amount of outstanding Balance Subject to Funds Usage Daily Fee exceeds the sum of the eligible Purchased Accounts plus Eligible Inventory (any such excess being an “Overadvance”), Seller will within three Business Days of demand by Purchaser pay to Purchaser in cash the amount of any such Overadvance. Without affecting Seller’s obligation to repay to Purchaser the amount of each Overadvance, if an Overadvance is not paid (and is still continuing) within three (3) Business Days after such demand by Purchaser, without limiting Purchaser’s right to declare an Event of Default, Seller shall pay Purchaser a fee (the “Overadvance Fee”) in an amount of $500.00 per each occurrence of an Overadvance, plus interest on such Overadvance at the Default Rate. Without limiting the foregoing, all Overadvances shall be deemed Obligations and shall be secured by the Collateral and guaranteed under all guaranties executed in connection with the Agreement.

2.2 Fees and Payment Terms.

2.2.1 All fees and payments required to be paid under the terms of this Rider shall be in addition to all fees and payments required to be paid under the terms of the Agreement.

2.2.2 Fees. Seller shall pay Purchaser the following fees:

____ Daily Fee

__X__ Funds Usage Daily Fee (as defined in Section 1.5)

__X__ Collateral Monitoring Fee (as defined in Section 2.2.3)

Such fee will be calculated monthly and charged against the Reserve Account, and at Purchaser’s discretion shall be payable on demand.

2.2.3 Collateral Monitoring Fee. To compensate Purchaser for overhead and other costs and expenses incurred by Purchaser related to monitoring any future Overadvance and Eligible Inventory and the general administration of the financing facility evidenced hereby, commencing after the initial Advance under this Rider, Seller shall pay a collateral monitoring fee (“Collateral Monitoring Fee”) equal to 0.17% per month of the average Eligible Inventory balance, calculated daily and payable and charged against the Reserve Account monthly. The average Eligible Inventory balance is capped at 100% of the Face Amount of Accounts.

2.2.4 Computation Period. All computations of interest and fees shall be made by Purchaser on the basis of a three hundred and sixty (360) day year, for the actual number of days occurring in the period for which such interest fee is payable. The actual number of days excludes the day on which the funds are advanced and includes the day on which interest or fee is paid. Each determination by Purchaser of an interest rate hereunder shall be conclusive and binding for all purposes.

2.2.5 Payment Location. All payments to Purchaser shall be payable at Purchaser’s address set forth in the Agreement or at such other place or places as Purchaser from time to time may designate, by notice in writing, to Seller.

2.2.6 Payment. Unless there is an Event of Default, Overadvance, or termination, Seller’s repayment of Advances shall be payable from Purchaser’s collection of Accounts in respect of which a Purchased Account Debtor is obligated, including those Accounts arising from Seller’s sale of the Eligible Inventory to its customers. Notwithstanding anything to the contrary in this Section, Purchaser shall be entitled, at its sole discretion, to require payment of all fees and expenses, due under this Rider upon demand, or, on the first day of each month (for any interest accruing during the immediately preceding month), and all such fees, expenses, and interest may be automatically deducted from the Reserve Account. Upon an Event of Default, Overadvance, or termination of the Rider or the Agreement by any Party, the balance of the Advances and all Obligations shall be payable by Seller to Purchaser upon demand by Purchaser

2.2.7 Collections. In the event Seller or any guarantor shall receive any cash, checks, notes, drafts or any other payment relating to an Account in respect of which a Purchased Account Debtor is obligated, within three (3) Business Days after receipt thereof by Seller or such guarantor, Seller shall deliver the same or cause the same to be delivered to Purchaser for application on account of the Obligations. All such payments and all such items of payment with respect to Purchased Accounts shall be the sole and exclusive property of Purchaser immediately upon the earlier of the receipt of such items by Purchaser or the receipt of such items by Seller or guarantor. All payments made by or on behalf of and all credits due Seller in respect of Purchased Accounts may be applied and reapplied in whole or in part to any of the Obligations to the extent and in the manner Purchaser deems advisable.

2.2.8 Application of Payments and Collections. Seller irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Purchaser from or on behalf of Seller, and Seller does hereby irrevocably agree that Purchaser shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Purchaser or its agent against the Obligations, in such manner as Purchaser may deem advisable, notwithstanding any entry by Purchaser upon any of its books and records.

2.3 Advances without Documentation. Each Advance made to Purchaser by Seller pursuant to this Rider may or may not (at Purchaser’s sole and absolute discretion) be evidenced by notes or other instruments issued or made by Purchaser to Seller. Where such Advances are not so evidenced, such Advances shall be evidenced solely by entries upon Purchaser’s books and records.

2.4 All Advances to Constitute Singular Advance. All evidences of Advances made by Purchaser to Seller under this Rider shall constitute one indebtedness and be deemed included in the Obligations of Seller to Purchaser under this Rider and shall constitute one such general obligation secured by Purchaser’s security interest in all of the Collateral and by all other security interests, liens, claims and encumbrances heretofore, now, or at any time or times hereafter granted by Seller to Purchaser. Seller agrees that all of the rights of Purchaser set forth in this Rider shall apply to any modification of or supplement to this Rider.

2.5 Mandatory Prepayments. If, at any time during the term of the Rider, the total unpaid Advances shall exceed the lower of cost or market value of the Eligible Inventory (as defined in section 2.7 below) Seller shall immediately pay an amount equal to such excess within two (2) days of receiving notice from Purchaser. Purchaser shall have the sole discretion to determine the cost and market value of the Eligible Inventory based upon its third-party appraisals of such Eligible Inventory, which may be obtained at any time at the discretion of Purchaser; provided, that, so long as no Event of Default shall have occurred and be continuing, Seller shall only be responsible to pay for two such appraisals in any 12 month period..

2.6 Purpose of Advances. All Advances made under this Rider shall be used as working capital to facilitate Sellers growth and operations including building its Inventory, with the sale of such Inventory resulting in the creation of Accounts.

2.7 Eligible Inventory. “Eligible Inventory” shall mean Inventory which Purchaser, in its sole judgment, shall deem Eligible Inventory, based on such credit and collateral considerations as Purchaser may deem appropriate. On demand, Seller shall provide to Purchaser a then-current perpetual inventory report. At a minimum, before Inventory may qualify as Eligible Inventory, such Inventory must meet the following requirements: all such Inventory must be in good condition, meet all industry standards and standards or regulations imposed by any governmental agency, or department or division thereof, where or when applicable, having regulatory authority over such goods, their use and/or sale and must be currently useable or saleable in the normal course of Seller’s business. The methodology used to value Eligible Inventory for all purposes under this Rider (except Section 2.5) and the Agreement shall be the net orderly liquidation value as determined by Purchaser based upon third party appraisals of the Eligible Inventory, which may be obtained at any time at the discretion of Purchaser; provided that so long as no Event of Default shall have occurred and be continuing, Seller shall only be responsible to pay for one such appraisal in any 12 month period. Without limiting the generality of the foregoing, none of the following shall be deemed to be Eligible Inventory:

2.7.1 Inventory that is not owned by Seller free of any title defect or any security interests or liens or interests of others, except for the security interest in favor of Purchaser and statutory liens or encumbrances as may be permitted by this Rider and the Agreement.

2.7.2 Inventory that is located in a public warehouse or in the possession of a bailee or in a facility leased by Seller or any of Seller’s affiliates unless the applicable warehouseman, bailee or lessor (and its mortgagee, if any), has delivered to Purchaser an agreement and such other documentation as Purchaser may require.

2.7.3 Inventory that is covered by a negotiable document of title (such as a bill of lading or warehouse receipt).

2.7.4 Inventory that is in transit and has not physically arrived at an Eligible Inventory location identified on Schedule A.

2.7.5 Inventory that is not held for sale or use in the ordinary course of Seller’s business and is not of good and merchantable quality.

2.7.6 Inventory that is not located in the United States of America (excluding territories and possessions thereof).

2.7.7 Inventory that consists of display items, work-in-process, parts, samples, and packing and shipping materials.

2.7.8 Inventory that is unsalable, damaged, defective, recalled or used, or inventory that has been returned by a customer, unless such returned items are of good and merchantable quality and held for resale by Seller in the ordinary course of business.

2.7.9 Inventory that constitutes discontinued products (obsolete) or components thereof and is not immediately usable in a continuing product or slow moving (included in Seller’s perpetual inventory report for more than 12 months).

2.7.10 Inventory that is not covered by insurance as required in Section 5.2.12 of this Rider.

2.7.11 Inventory that contains or bears any intellectual property rights licensed to Seller unless Purchaser is satisfied in its sole and absolute discretion that it may sell or otherwise dispose of such inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such inventory under the current licensing agreement.

2.7.12 Inventory that is the subject of a consignment by Seller as consignor.

2.7.13 Inventory that does not comply with any representation or warranty contained in this Rider.

2.7.14 Inventory that is not reflected in any summary schedule of inventory report of Seller.

2.7.15 Capitalized overhead component of inventory.

2.7.16 Inventory produced in violation with of the Fair Labor Standard Acts and subject to the so-called “hot goods” provision contained in Title 29 U.S.C. Section 215(a)(1).

2.7.17 Inventory that is otherwise not acceptable to Purchaser.

2.8 Verification of Inventory; Inspection; Audit.

2.8.1 Seller shall authorize and/or cause any of Purchaser’s officers, employees, or agents, including any certified public accounting firms or appraisal firms used by Seller, to verify the validity, amount or any other matter relating to any Inventory upon any request by Purchaser whether by mail, telephone or otherwise. Purchaser shall have the right, with at least three (3) days’ prior written notice, at any time during Seller’s usual business hours (unless an Event of Default has occurred and is continuing, in which case, immediately during usual business hours), to inspect any of the business locations or premises of Seller, the Inventory, all records related to the Inventory (and to make extracts from such records), the premises upon which any of the Inventory is located, and all books and records relating to Seller’s Inventory or the collection thereof as well as those relating to Seller’s general business and financial condition, to conduct appraisals of the Inventory, and the right, at any time, to discuss Seller’s affairs and finances and the Inventory with any attorney, accountant or creditor of Seller.

3. Security Interest.

3.1 The Parties confirm that the Obligations are secured by the Collateral.

4. General Warranties and Representations. Seller expressly reaffirms each of the agreements by Seller and representations and warranties made in the Agreement. Furthermore, each request for an Advance made by Seller pursuant to this Rider shall constitute (i) a warranty and representation by Seller to Purchaser that there does not then exist an Event of Default or any event or condition which, with notice, lapse of time or both and/or the making of such Advance, would constitute an Event of Default and (ii) a reaffirmation as of the date of said request of all of the representations and warranties of Seller contained in this Rider and in the Agreement as if such representations and warranties were made on the date of such request.

5. Inventory Warranties and Representations.

5.1 With respect to all of Seller’s Inventory, Seller warrants and represents to Purchaser that during the term of this Rider and so long as any of the Obligations remain unpaid: (a) in determining which Inventory is “Eligible Inventory,” Purchaser may rely upon all statements or representations made by Seller; (b) the total inventory report is accurate and correctly describes the inventory; and (c) that Inventory designated as Eligible Inventory on any reports or certificates provided by Seller shall meet each and every eligibility requirement at the time any report or certificate is provided to Purchaser.

5.2 During the term of this Rider and the Agreement, Seller covenants that:

5.2.1 Seller shall maintain books and records pertaining to the Inventory in such detail, form and scope as Purchaser shall require. Seller agrees that Purchaser, or its agents, upon 3 days’ prior written notice, during reasonable business hours if prior to an Event of Default and, immediately, during reasonable business hours at any time if on or after an Event of Default, may enter upon Seller’s premises at any time and from time to time for the purpose of inspecting the Inventory and any and all records pertaining thereto. Seller shall keep correct and accurate records of the cost therefore and selling price of all Inventory, and all daily withdrawals and additions thereto, and same shall be reported to Purchaser weekly (or as frequently as required by Purchaser) by location, category, description, number of units, dollar value and such other details as desired by Purchaser shall be submitted to Purchaser bi-weekly (or as otherwise required by Purchaser). Seller shall notify Purchaser promptly of any change to its costing methods used for valuing Inventory. Seller shall furnish to Purchaser a summary schedule of Inventory, evidencing the results of a physical Inventory which shall be conducted no less than quarterly and be supported by copies of an Inventory summary. Seller shall provide Purchaser with such information and, upon request, all documents, including, without limitation, copies of invoices relating to Seller’s purchase of goods listed on said schedule.

5.2.2 Seller shall sell Inventory only in the ordinary course of its business (which does not include a transfer in partial or total satisfaction of any debt).

5.2.3 Seller shall be liable and/or responsible for; (i) the safekeeping of all Inventory; (ii) any loss or damage thereto or destruction thereof occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value of Inventory; or (iv) any act or default of any carrier, warehouseman, bailee or forwarding agency thereof or other person in any way dealing with or handling Inventory.

5.2.4 All Invoices giving rise to Accounts covering the sale of Inventory shall be offered to Purchaser for purchase as Purchased Accounts in accordance with the provisions of the Agreement and the proceeds of any such Purchased Account, if collected by Seller, are to be remitted to Purchaser in accordance with, pursuant to and under the constraints imposed by the Agreement. Cash sales of Inventory or sales in which a lien upon or security interest in the Inventory is retained shall only be made by Seller upon Purchaser’s prior written approval.

5.2.5 Unless Purchaser, in its sole and absolute discretion, requires otherwise, all Inventory is and shall remain stored on Seller’s Inventory locations as identified in Schedule A unless it is Inventory in transit. Notwithstanding the locations disclosed on Schedule A, Purchaser shall have the right, in its reasonable discretion, to require Seller to store such Inventory at another facility, whether under the control of Purchaser or Seller and any and all costs, fees and expenses incurred for of the moving and/or storage of such Inventory shall be borne exclusively by Seller.

5.2.6 No Inventory is or may at any time be subject to any lien or security interest whatsoever, except for the security interest granted to Purchaser, any lien permitted under the Agreement, or is a lien or security interest that is contractually waived or subordinated to the security interest of Purchaser in a manner, form, and substance satisfactory to Purchaser.

5.2.7 Seller shall promptly pay when due all taxes, assessments, and any other form of claim that may be levied or assessed in respect to or upon the Inventory. In the event Seller, at any time hereafter, shall fail to pay such taxes or other assessments or to promptly obtain the discharge of same, Seller shall so advise Purchaser thereof in writing and Purchaser may, without waiving or releasing any liability of Seller hereunder or any Event of Default, in its sole discretion and without notice to Seller at any time or time thereafter make such payment, or any part thereof, or obtain such discharge and take any other actions with respect thereto which Purchaser deems advisable. All sums so paid by Purchaser and any out-of-pocket expenses, including reasonable attorney’s fees, court costs, expenses and other charges relating thereto, shall be payable upon demand, by Seller to Purchaser and shall constitute a portion of the Obligations hereunder secured by, inter alia, the Inventory.

5.2.8 No Inventory shall at any time or times be stored with a bailee, warehouseman or similar party unless Purchaser, in its sole and absolute discretion, expressly agrees. If Purchaser agrees to allow the Inventory to be stored with a bailee, warehouseman or similar party, then Purchaser’s agreement shall be expressly conditioned upon Seller causing such bailee, warehouseman or similar party to whom Inventory is delivered to forthwith issue and deliver to Purchaser, in form and substance acceptable to Purchaser, warehouse receipts in Purchaser’s name and/or a written waiver of lien rights. If any Inventory at any time or times is stored with a bailee, warehouseman or similar party, then Purchaser shall hold additional reserves to account for and cover the bailee, warehouseman or similar party’s storage fees and other costs or fees.

5.2.9 Seller agrees to notify Purchaser promptly of any change in Seller’s name, mailing address, principal place of business or location of the Inventory. Seller shall also promptly notify Purchaser of any substantial change relating to the type, quantity or quality of the Inventory, or any event which would have a material effect on the value of the Inventory, including but not limited to any discontinued brand or SKU.

5.2.10 No Inventory may be placed by Seller on consignment with any person.

5.2.11 Seller shall comply with all laws, statutes, regulations, and ordinances of any governmental entity, or of any agency thereof, applicable to Seller a violation of which, in any respect, may materially and adversely affect the Inventory; provided that Seller may contest any law, statute, regulation or ordinance in any reasonable manner which will not, in Purchaser’s sole discretion, adversely affect Purchaser’s rights or the priority of the lien or security interest in the Inventory.

5.2.12 Seller shall, at its sole cost and expense, keep and maintain insurance on the Inventory for its full insurable value against loss or damage by fire, theft, explosion, sprinklers, business interruptions and all other hazards and risks ordinarily insured against by other owners or users of such properties. All policies of insurance on the Inventory shall (i) be in form and with insurers acceptable to Purchaser, (ii) be in such amounts as may be satisfactory to Purchaser, (iii) provide that in respect of the respective interest of such parties, the insurance shall not be invalidated by any action, inaction or breach of warranty, declaration, or condition by Seller or any other person, and (iv) provide that the insurers shall waive any right of subrogation against Purchaser. Seller shall deliver to Purchaser the original (or certified copy) of each issued certificate of insurance for each policy of insurance and evidence of payment of all premiums therefor and such delivery shall constitute a pledge of and security interest in such policy. Such policies of insurance shall contain an endorsement in form and substance acceptable to Purchaser, showing that, as may be required by Purchaser, Purchaser is either a co-insured or is recognized as the loss payee under the policy. Such endorsement or an independent instrument furnished to Purchaser, shall provide that the insurance companies will give Purchaser at least thirty days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Seller or any other person shall affect the right of Purchaser to recover under such policy or policies of insurance in case of loss or damage. Seller hereby agrees to direct all insurers under such policies of insurance to pay all proceeds payable with respect to the Inventory to Purchaser to satisfy any outstanding Obligations of Seller under this Rider. Seller irrevocably makes, constitutes, and appoints Purchaser, upon the occurrence and during the continuance of an Event of Default, as Seller’s true and lawful attorney (and agent-in-fact) for the purpose of making, settling, and adjusting claims under such policies of insurance, endorsing the name of Seller on any check, draft, instrument, or other items of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect to such policies of insurance in all cases with respect to Seller’s Inventory.

6. Term and Termination.

6.1 The initial Term of this Rider shall be for the Term of the Agreement or 24 months from the initial Advance of funds by Purchaser, whichever is earlier, and the initial period shall be automatically extended for successive 12 month periods thereafter (“Renewal Terms”), unless terminated as provided in this Rider.

6.2 Seller may terminate this Rider upon the same terms as set forth in the Agreement; provided that, Seller may additionally terminate this Rider if another lender agrees to provide Inventory financing to Seller on the same or better terms as pursuant to this Rider so long as such other lender executes an intercreditor agreement with Purchaser in form and content acceptable to Purchaser.

6.3 Purchaser may terminate this Rider at any time after the date of this Rider by giving Seller thirty (30) days written notice of such termination. Upon the occurrence of an Event of Default by Seller or termination, however occurring, under either the Agreement or this Rider, Purchaser may terminate this Rider immediately, without notice. Upon the effective date of termination, whether such termination is pursuant to the occurrence of an Event of Default or Section 6.2 or 6.3, all Obligations shall become immediately due and payable without notice or demand.

6.4 Upon termination, however occurring, Seller covenants and agrees that Seller shall deliver to Purchaser such documents, agreements, releases, and indemnifications as Purchaser may reasonably require in order to release and indemnify Purchaser from any and all claims and causes of action arising out of this Rider. Purchaser covenants and agrees that Purchaser shall be under no obligation to release its security interest in the Collateral until such time as Purchaser has received such documentation.

7. Events of Default: Rights and Remedies on Default.

7.1 [Reserved]

7.2 Rights and Remedies on Default. Upon and after an Event of Default, Purchaser shall have, in addition to all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable law to the extent permitted by law, all rights and remedies contained in the Agreement, expressly including but not limited to the right to charge interest on all Obligations at the Default Rate. In addition, upon and after an Event of Default, Purchaser shall have the following rights and remedies: (a) the right to (i) enter upon the premises of Seller or any subsidiary, without any obligation to pay rent, through self-help and without judicial process, without first obtaining a final judgment of giving Seller notice and opportunity for a hearing on the validity of Purchaser’s claim, or any other place or places where the Inventory is located and kept, and remove the Inventory therefrom to the premises of Purchaser or any agent of Purchaser, for such time as Purchaser may desire, in order to effectively collect or liquidate the Inventory, and/or (ii) require Seller and any subsidiary to assemble the Inventory and make it available to Purchaser at a place to be designated by Purchaser, in its sole discretion; (b) the right to (i) do all acts and things necessary, in Purchaser’s sole discretion, to fulfill Seller’s obligations under this Rider; (ii) endorse the name of Seller or any subsidiary upon any chattel paper, document instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Inventory; (iii) use the information recorded on or contained in any data processing Equipment and computer hardware and software relating to the Inventory to which Seller has access; (c) the right to (i) sell or to otherwise dispose of all or any Inventory in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Purchaser, in its sole discretion, may deem advisable and (ii) conduct such sales on Seller’s or any subsidiary’s premises or elsewhere and use Seller’s or any subsidiary’s premises without charge for such sales for such times as Purchaser may see fit. Purchaser is hereby granted a license or other right to use, without charge, Seller’s and any subsidiary’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Inventory, in completing production of, advertising for sale and selling any Inventory and Seller’s or any subsidiary’s rights under all licenses and all franchise agreements shall inure to Purchaser’s benefit. Purchaser shall have the right to sell, lease or otherwise dispose of the Inventory, or any part thereof, for cash, credit, or any combination thereof, and Purchaser may purchase all or any part of the Inventory at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Inventory shall be applied first to the reasonable out-of-pocket costs, expenses and attorneys’ fees and expenses incurred by Purchaser for collection and for acquisition, completion, protection, removal, storage, sale and deliver of the Inventory; second, to any interest due on any Obligations; and third to all other Obligations. If any deficiency shall arise, Seller shall remain liable to Purchaser therefor; (d) the right to postpone or adjourn any sale of the Inventory from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give a new notice of sale.

7.3 Remedies Cumulative and Non-Exclusive. The remedies of Purchaser hereunder are cumulative and non-exclusive and the exercise of any one or more of the remedies provided herein shall not be construed as a waiver of any other remedies which Purchaser may have under this Rider or any other agreement between Seller and Purchaser.

7.4 No Preservation or Marshalling. Seller agrees that Purchaser has no obligation to preserve rights to the Collateral against prior parties or to marshal any Collateral for the benefit of any person.

7.5 Notice of Inventory Disposition. Any notice required to be given by Purchaser of a sale, lease, other disposition of the Inventory or any other intended action by Purchaser, deposited in the United States Mail, certified mail, return receipt requested, postage prepaid and duly addressed to Seller, at the address set forth in the Agreement, ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to Seller.

8. Severability. Wherever possible, each provision of this Rider shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Rider shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Rider.

9. Integration and Counterparts.

9.1 This Rider is intended to supplement and be construed in conjunction with the Agreement and all rights available to Purchaser under the Agreement shall, likewise, be available in respect to any right under this Rider. Notwithstanding the above, this Rider constitutes a complete agreement of the Parties as to its content and is intended to be a fully integrated agreement. There are no provisions of any nature whatsoever relating to the subject matter of this Rider which are not contained herein. This Rider, which is subject to modification only in writing, is supplementary to, and is to be considered a part of, the Agreement, shall take effect when dated, accepted, and signed by one or more authorized officers of Purchaser.

9.2 No representations or statements of any kind, other than as contained herein and in the Agreement, have been made by the Parties hereto or any of their agents or representatives. This Rider supersedes all prior negotiations, offers and discussions with respect to the subject matter hereof and shall be construed in conjunction with the Agreement.

9.3 In the event this Rider is executed subsequent to the Agreement, Seller acknowledges that by the execution and acceptance of this Rider by Purchaser, Seller does herewith release, discharge, and acquit Purchaser from any and all claims, known or unknown, asserted or unasserted, in contract, tort or otherwise, relating to or arising under the Agreement which have accrued as of the date of execution of this Rider.

9.4 This Rider may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Rider by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Rider, and any Party delivering such an executed counterpart of the signature page to this Rider by such means to any other Party shall thereafter also promptly deliver a manually executed counterpart of this Rider to such other Party, provided that the failure to deliver such manually executed counterpart shall not constitute a default or otherwise affect the validity, enforceability, or binding effect of this Rider.

10. Attorneys’ Fees.

10.1. Seller agrees to reimburse Purchaser for any out-of-pocket attorney’s fees incurred in connection with this Rider under the terms provided in section 27 of the Agreement.

IN WITNESS WHEREOF, the Parties have hereunto set their hand and seal as of the day and year specified at the beginning hereof.

Stryve Foods, LLC dba Stryve Biltong, Vacadillos, Stryve
Foods Company, B. Real Foods

By:	Andina Holdings, LLC, its sole Member

By:	Stryve Foods, Inc., its Managing Member

By:	/s/ R. Alex Hawkins
Name:	R. Alex Hawkins
Title:	Chief Financial Officer

Address:	5801 Tennyson Pkwy, Ste 275
Plano, TX 75024

Braaitime LLC

By:	Stryve Foods, LLC, its sole Member

By:	Andina Holdings, LLC, its sole Member

By:	Stryve Foods, Inc., its Managing Member

By:	/s/ R. Alex Hawkins
Name:	R. Alex Hawkins
Title:	Chief Financial Officer

Address:	5801 Tennyson Pkwy, Ste 275
Plano, TX 75024

Biltong Acquisition Company, LLC dba Biltong USA

By:	Stryve Foods, LLC, its sole Member

By:	Andina Holdings, LLC, its sole Member

By:	Stryve Foods, Inc., its Managing Member

By:	/s/ R. Alex Hawkins
Name:	R. Alex Hawkins
Title:	Chief Financial Officer

Address:	5801 Tennyson Pkwy, Ste 275
Plano, TX 75024

Kalahari Snacks, LLC

By:	Stryve Foods, LLC, its sole Member

By:	Andina Holdings, LLC, its sole Member

By:	Stryve Foods, Inc., its Managing Member

By:	/s/ R. Alex Hawkins
Name:	R. Alex Hawkins
Title:	Chief Financial Officer

Address:	5801 Tennyson Pkwy, Ste 275
Plano, TX 75024

ALTERNA CAPITAL SOLUTIONS LLC

By	/s/ : Eugene Stanley
Name:	Eugene Stanley Carpenter
Title:	President

SCHEDULE A

ELIGIBLE INVENTORY LOCATIONS